As filed with the Securities and Exchange Commission on February 23, 2016

 Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FIRST NATIONAL ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	66-0349372
(State or jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

44 Greystone Crescent, Georgetown, Ontario Canada	L7G 1G9
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (416) 918-6987

2016 OMNIBUS EQUITY COMPENSATION PLAN

(Full title of the plan)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Gregory Sheller

First National Energy Corporation

44 Greystone Crescent, Georgetown,

Ontario Canada L7G 1G9,

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]

Non-accelerated filer (Do not check if a smaller reporting company) [ ]	Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value	5,000,000	(1)	$0.90	(2)	$4,500,000 (2)	$453.15 (2)

(1) Represents shares reserved for issuance under the small business issuer’s 2016 Omnibus Equity Compensation Plan of First National Energy Corporation

(2) The price is estimated in accordance with Rule 457 (c) and 457(h)(1) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based on the high ($1.00) and low ($1.00) prices reported on the OTC Markets, Inc. Pink Sheets on February 11, 2016, the last date the stock was traded.

INTRODUCTORY STATEMENT

This registration statement on Form S-8 registers 5,000,000 common shares of First National Energy Corporation (the “Registrant”) that may be issued pursuant to the exercise of stock options granted under the 2016 Omnibus Equity Compensation Plan (the “Plan”). The Registrant has previously filed a registration statement on Form S-8 to register 5,000,000 common shares of the Registrant reserved for issuance under the Plan.

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement will also cover any additional shares of Common Stock attributable to these registered shares which become issuable under the “2016 Omnibus Equity Compensation Plan” of First National Energy Corporation” by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the small business issuer’s receipt of consideration which results in an increase in the number of the outstanding shares of the small business issuer’s common stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to eligible participants as specified by Rule 428(b)(1) of the Securities Act. Consistent with the instructions of Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus within the meaning of Section 10(a) of the Securities Act.

SELLING STOCKHOLDERS

This Prospectus relates to Shares that are being registered for reoffers and resales by the Selling Stockholders, all of whom will be either employees, directors, or consultants of the Company who will acquire Shares pursuant to the Plan and in accordance with the rules and regulations promulgated by the Securities and Exchange Commission, following the date of this Prospectus. To date, no Shares have been issued pursuant to the Plan, except that the Company intends to issue shares of common stock pursuant to the Plan to its Chief Financial Officer, Peter Wanner, and to Gianni Caputo, a member of the Board of Directors, and, as such shares would constitute control securities (as an affiliate of the registrant as defined in Rule 405 (§230.405)), and are disclosed below:

The following table sets forth, as of February 23, 2016, the name of the control selling shareholder, the nature of his position, office, or other material relationship to the Company within the most recent past three years, and the number of shares of common stock he owns. The table also sets forth the number of shares of common stock owned by the selling shareholder that are offered for sale by this prospectus and the number and percentage of shares of common stock to be held by such selling shareholder assuming the sale of all the shares offered hereby. The table and footnotes assume that the selling shareholder will sell all of such shares. However, because the selling shareholder may sell all or some their shares under this prospectus from time to time, or in another permitted manner, we cannot assure you as to the actual number of shares the selling shareholder will sell that or that will be held by the selling shareholder after completion of any sales. We do not know how long the selling shareholder will hold the shares before selling them. Information concerning the selling shareholder may change from time to time and changed information will be presented in a supplement to this prospectus if and when necessary and required.

	Number of Shares of Common Stock Owned Prior to the Offering	Number of Shares of Common Stock Which May Be Offered (1)(2)	Number of Shares of Common Stock Owned After the Offering (2)	Percentage of Outstanding Common Stock After the Offering(3)
Peter Wanner
Chief Financial Officer	104,320	500,000	104,320	Less than 1%
Gianni Caputo
Director	296,400	100,000	296,400	Less than 1%

(1) Represents shares beneficially owned by the named individual which will be granted under the 2016 Omnibus Equity Compensation Plan.

(2) Does not constitute a commitment to sell any or all of the stated number of shares of common stock. The number of shares offered shall be determined from time to time by the selling shareholder at his sole discretion.

(3) Based on the current issued and outstanding shares of 99,865,228 plus the 600,000 to be issued to Peter Wanner and Gianni Caputo.

PLAN OF DISTRIBUTION

The Selling Stockholders will be offering and selling all shares offered and sold under this prospectus. Alternatively, the Selling Stockholders may, from time to time, offer the shares through brokers, dealers or agents that may receive customary brokerage compensation in the form of discounts, commissions or concessions from the Selling Stockholders and/or the purchasers of the shares for whom they may act as agent. In effecting sales, broker-dealers that are engaged by the Selling Stockholders may arrange for other broker-dealers to participate. The Selling Stockholders and any brokers, dealers or agents who participate in the distribution of the shares may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”). Any profits on the sale of the shares by them and any discounts, commissions or concessions received by any broker, dealer or agent might be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the Selling Stockholders may be deemed to be underwriters, the Selling Stockholders may be subject to certain statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Sales may be made on the OTCQB or other over-the-counter markets. The shares may be sold at then prevailing market prices, at prices related to prevailing market prices or at negotiated prices. Selling Stockholders may also resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of this rule. The Selling Stockholders may decide not to sell any of the shares offered under this prospectus, and Selling Stockholders may transfer, devise or gift these shares by other means.

Because Selling Stockholders may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. If a particular offer of the shares is to be made other than as described herein, a revised prospectus, or prospectus supplement, will, to the extent required, be distributed which will set forth the terms of such offer.

We have agreed to pay the expenses of registering the shares under the Securities Act, including registration and filing fees, printing and duplication expenses, administrative expenses and legal and accounting fees. Each Selling Stockholder will pay its own brokerage, underwriting fees and commissions, and legal fees, if any.

We may suspend the use of this prospectus if we learn of any event that causes this prospectus to include an untrue statement of a material effect or fail to state a material fact required to be stated in the prospectus or necessary to make the statements in the prospectus not misleading in the light of the circumstances then existing. If this type of event occurs, a prospectus supplement or post-effective amendment, if required, will be distributed to each Selling Stockholder.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents, which have been filed with the United States Securities and Exchange Commission (the “Commission”), are incorporated herein by reference:

(a)	The Registrant’s annual report for the fiscal year ended December 31, 2014, filed with the Commission on November 13, 2015 and amended November 24, 2015 March 21, 2012, pursuant to the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended (the “Exchange Act of 1934”).

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 since the end of the fiscal year covered by the Registrant’s annual report incorporated by reference herein pursuant to (a) above.

(c)	The description of the Registrant’s common shares contained in the Registrant’s registration statement on Form 8-A, filed with the Commission on February 10, 2016 under Section 12 of the Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

The validity of the shares of common stock offered hereby will be passed upon by Joseph I. Emas, Surfside, Florida, outside counsel to the Registrant.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Neither our Articles of Incorporation nor Bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statute (“NRS”). NRS Section 78.502, provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with any the defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.502(1) or 78.502(2), or in defense of any claim, issue or matter therein.

NRS 78.502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The question of whether a director or officer acts as the alter ego of a corporation must be determined by the court as a matter of law. No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, we have been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of our company in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in said Act and will be governed by the final adjudication of such issue.

See also Registrant’s undertakings in Section 9 of this Registration Statement.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

3.1	Articles of Incorporation (1)
3.2	Restated Articles of Amendment(2)
3.3	Bylaws of the Corporation (1)
5.1	Opinion of Joseph I. Emas (3)
10.1	2016 Omnibus Equity Compensation Plan (3)
23.1	Consent of SHWARTZ LEVITSKY FELDMAN, LLP Independent Registered Public Accounting Firm.(3)
23.2	Consent of Joseph I. Emas (included in Exhibit 5.1).(3)
23.3	Power of Attorney (included as part of the signature page to this Registration Statement).(3)

(1). Incorporated by reference to the Company’s filing on Form SB-2, filed with the Securities and Commission on January 8, 2001.

(2) Incorporated by reference to the Company’s filing on the Current Report on Form 8-K, filed with the Securities and Commission on May 26, 2009.

(3) Filed herein.

ITEM 9.	UNDERTAKINGS.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(g) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on February 23, 2016.

First National Energy Corporation

By:	/s/ Gregory Sheller
Gregory Sheller
Chief Executive Officer

First National Energy Corporation

By:	/s/ Peter Wanner
Peter Wanner
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Gregory Sheller, his true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Gregory Sheller	Chief Executive Officer	February 23, 2016
Gregory Sheller

/s/ Peter Wanner	Chief Financial Officer	February 23, 2016
Peter Wanner

/s/ Gianni Caputo	Director	February 23, 2016
Gianni Caputo

EXHIBIT INDEX

EXHIBIT NO.	EXHIBIT

5.1	Opinion of Joseph I. Emas

10.1	2016 Omnibus Equity Compensation Plan

23.1	Consent of SHWARTZ LEVITSKY FELDMAN, LLP Independent Registered Public Accounting Firm.

23.2	Consent of Joseph I. Emas (included in Exhibit 5.1)

24.1	Power of Attorney (set forth on the signature page)